Terra Nitrogen Company, L.P. reports second quarter results;
declares cash distribution
Sioux City, Iowa (July 24, 2008)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $130.2 million, $74.2 million of which is allocable to Common Units ($4.01 per Common Unit), on revenues of $256.7 million for the second quarter ended June 30, 2008. This compares with net income of $57.1 million ($3.02 per Common Unit) on revenues of $177.4 million for the 2007 second quarter. For the 2008 first half, TNCLP reported net income of $211.8 million, $146.9 million of which is allocable to Common Units ($7.94 per Common Unit), on revenues of $431.2 million, compared to net income of $92.4 million ($4.89 per Common Unit) on revenues of $305.6 million for the 2007 first half.
TNCLP also announced a cash distribution for the quarter ended June 30, 2008, of $3.63 per common limited partnership unit payable Aug. 28, 2008, to holders of record as of Aug. 8, 2008. Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels and weather, cash requirements for working capital needs, and capital expenditures. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. Those targeted levels were attained in the 2008 first quarter.
Analysis of results
Second quarter
TNCLP’s second quarter earnings improvement over last year was due to higher nitrogen products selling prices and higher ammonia sales volumes, partially offset by lower urea ammonium nitrate solutions (UAN) sales volumes and higher natural gas costs. Strong commodity grain prices supported continued strong U.S. nitrogen demand in the 2008 second quarter, contributing to the improved selling prices. UAN sales volumes were affected by an approximately 6 percent reduction in U.S. corn planted acres due to a cold, wet spring and flooding in the Midwest. From the 2007 to the 2008 second quarter, TNCLP’s:
•	Ammonia and UAN selling prices increased by 45 and 46 percent, respectively.
•	Ammonia sales volumes increased by 22 percent and UAN sales volumes decreased by 6 percent.
•	Natural gas unit costs increased by 13 percent.

First half
TNCLP’s first half earnings improvement over last year was due to higher nitrogen products selling prices, partially offset by lower sales volumes and higher natural gas costs. Year-to-date results were affected by generally the same factors as those affecting the second quarter. From the 2007 to the 2008 first half, TNCLP’s:
•	Ammonia and UAN selling prices increased by 47 and 49 percent, respectively.
•	Ammonia and UAN sales volumes decreased by 6 and 3 percent, respectively.
•	Natural gas unit costs increased by 12 percent.
Forward natural gas position
TNCLP’s forward purchase contracts at June 30, 2008, fixed prices for about 44 percent of its next 12 months’ natural gas requirements at $32.6 million below published forward markets at that date. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statement
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,
•	general economic conditions within the agricultural industry,
•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),
•	product mix,
•	the seasonality of demand patterns,
•	weather conditions,
•	environmental and other government regulation, and
•	agricultural regulations.
Additional information as to these factors can be found in TNCLP’s 2007 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Note: Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ Web site, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Product revenues	$256,792	$177,158	$431,045	$305,010
Other income	(121)	282	158	587

Total revenues	256,671	177,440	431,203	305,597

Cost of goods sold	121,861	114,111	213,832	204,881
Total gross profit	134,810	63,329	217,371	100,716
Operating expenses	6,113	7,470	9,637	10,648
Interest expense—net	(1,458)	(1,198)	(4,017)	(2,319)

Net income	130,155	57,057	211,751	92,387

Net income allocable to Common Units	74,185	55,916	146,889	90,540

Earnings per Common Unit	$4.01	$3.02	$7.94	$4.89

Nitrogen Volumes and Prices
Note: All UAN data for 2008 and 2007 are expressed on a 32% nitrogen basis.

	2008		2007
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]
Second quarter
Ammonia	116	555	95	382
UAN	521	336	552	230

First half
Ammonia	154	546	164	371
UAN	1,023	309	1,054	207
Natural Gas Costs/MMBtu2

Three Months Ended		Six Months Ended
June 30,		June 30,
2008	2007	2008	2007
$7.59	$6.72	$7.37	$6.56

1.	After deducting outbound freight costs.

2.	Including effect of forward natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,
	2008	2007
ASSETS
Cash and cash equivalents	$161,320	$80,732
Demand deposit with affiliate	2,639	5,332
Accounts receivable	50,700	49,999
Inventories	36,960	22,542
Other current assets	42,505	2,471

Total current assets	294,124	161,076

Property, plant and equipment, net	70,374	72,250
Other assets	15,471	13,749

Total assets	$379,969	$247,075

LIABILITIES
Accounts payable and accrued liabilities	$52,719	$47,481
Customer prepayments	41,471	16,846

Total current liabilities	94,190	64,327

Other liabilities	1,220	1,815

Total liabilities	95,410	66,142

PARTNERS’ EQUITY	284,559	180,933

Total liabilities and partners’ equity	$379,969	$247,075